EXHIBIT 99.1
ZAYO ANNOUNCES LEADERSHIP CHANGES AT ZAYO BANDWIDTH AND ZCOLO
David Howson to lead Zayo Bandwidth; Chris Morley to lead zColo
LOUISVILLE, Colo. — November 18, 2010 — Zayo Group (“Zayo”), a provider of bandwidth infrastructure and carrier neutral colocation services, announced two internal leadership changes within its Zayo Bandwidth and zColo business units.
David Howson, who joined Zayo in June as President of zColo, Zayo’s carrier neutral colocation and interconnection services business, will assume the position of President of Zayo Bandwidth. Mr. Howson, who has 17 years of experience in the telecommunications industry, replaces John Scarano whose departure was previously announced. Prior to joining Zayo, Mr. Howson held a number of leadership roles at Level 3 Communications, most recently as Senior Vice President of Customer Service Management, Customer and Network Operations.
“David is a solid leader with a proven track record of leading large teams and has a thorough understanding of the telecom business,” stated Dan Caruso, Zayo President and CEO. “Under his leadership, Zayo Bandwidth will continue to provide excellent service and bandwidth infrastructure solutions for its customers while building value for investors.”
Chris Morley, previously CFO and head of product management for Zayo Bandwidth, will replace Mr. Howson as President of zColo. Mr. Morley has 15 years of technology and telecommunications experience with prior roles at Altman Vilandrie & Co., One Communications and AT&T.
“Over the past year and a half with Zayo, Chris has provided leadership across all aspects of the Zayo Bandwidth business, including the establishment of the zColo business unit after the FiberNet acquisition,” stated Caruso. “His diverse and extensive telecom background makes him an ideal candidate to lead zColo.”
About Zayo Group
Based in Louisville, Colorado, privately owned Zayo Group (www.zayo.com) is a provider of bandwidth infrastructure solutions and carrier neutral colocation. Zayo Group is organized into autonomous business units supporting customers who require lit and dark fiber services and carrier neutral colocation. Zayo’s business units provide these services over their regional, metro and fiber to the tower networks.
###
Media Contact
Julia Kendall
Director, Corporate Marketing — Zayo
303.381.3367
jkendall@zayo.com